Exhibit 10.2

[LIGHTYEAR PBI HOLDINGS, LLC
LETTERHEAD]

January 23, 2006

Private Business, Inc.
9020 Overlook Boulevard
Suite 300
Brentwood, Tennessee 37027
Attention:  Lynn Boggs

Ladies and Gentlemen:

          You have advised Lightyear PBI Holdings, LLC (“Lightyear”) and The Lightyear Fund, L.P. (the “Fund”) that Private Business, Inc., a Tennessee corporation (the “Borrower”), intends to borrow $18,000,000 from Bank of America, N.A. (“Lender”), which borrowing will be comprised of a $2,000,000 Revolving Credit Facility (the “Revolver”), a $10,000,000 term loan facility (“Tranche A”) and a $6,000,000 term loan facility (“Tranche B” and together with the Revolver and Tranche A, the “Senior Credit Facility”).  As a condition to extending credit under the Senior Credit Facility, Lender has required the Fund to execute and be bound by that certain Guaranty Agreement with Lender for the benefit of Borrower (the “Guaranty Agreement”), pursuant to which the Fund shall guaranty Borrower’s obligations solely with respect to Tranche B.

          The Fund and Lightyear are pleased to advise you of their commitment, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Tranche B Commitment Letter”), to enter into and be bound by the terms of the Guaranty Agreement upon the terms hereof.

          1.          Guaranty.  Upon request of Borrower in connection with closing of the Senior Credit Facility, the Fund will enter into the Guaranty Agreement substantially in the form attached hereto as Exhibit A.  The Fund hereby acknowledges and agrees that it will continue to be bound by the Guaranty Agreement so long as any amounts due under Tranche B remain outstanding, without regard to the scheduled maturity thereof.

          2.          Covenants.  Borrower covenants (i) to use its best efforts to pay in full all amounts and fees arising out of the Tranche B and (ii) to use its reasonable best efforts to consummate any business or asset disposition approved by Borrower’s Board of Directors to repay such amounts, (iii) to use the proceeds from such transaction(s) to pay in full all principal amounts, interest, and fees arising out of Tranche B, and (iv) to use its best efforts to refinance its long-term indebtedness if any demand is made under the Guaranty Agreement.

          3.          Commitment Fee.  Borrower will pay Lightyear a commitment fee of $45,000 in immediately available funds payable upon the closing of Tranche B.

          4.           Borrower Obligations.  In the event the Fund is required to make payment in whole or in part to Lender pursuant to the terms of the Guaranty Agreement, Borrower agrees to immediately reimburse the Fund in full such amounts actually paid by the Fund to Lender pursuant to the Guaranty Obligation (but in no event more than $6.0 million) upon written demand from the Fund of its payment to Lender (the “Reimbursement Obligation”).  In the event Borrower is unable to pay the Reimbursement Obligation for any reason within ten (10) business days of the date of demand by the Fund, then (i) Lightyear and Borrower shall enter into a financing arrangement whereby Lightyear provides such funds as necessary to Borrower to fulfill the reimbursement obligation on the terms set forth on Exhibit B (the “Repayment Financing”), (ii)  Borrower shall use the proceeds of the Repayment Financing to satisfy its reimbursement obligations to Lightyear, and (iii) Lightyear’s right of demand and collection for the Reimbursement Obligation shall be limited solely to the proceeds of the Repayment Financing.

          The obligation of the Fund to enter into the Guaranty Agreement is subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Borrower, (b) the approval of the transactions contemplated by this Commitment Letter by the disinterested members of the Borrower’s Board of Directors, (c) the negotiation, execution and delivery on or before February 28, 2006 of definitive documentation with respect to the Senior Credit Facility satisfactory to Lightyear and its counsel; and (d) your compliance with your covenants and agreements contained herein and the correctness of your representations and warranties contained herein.  Those matters that are not covered by the provisions hereof are subject to the approval of Lightyear and the Borrower.

          You agree to indemnify and hold harmless the Fund, Lightyear and their affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the use of the proceeds from the Senior Credit Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of an indemnified person.

          This Commitment Letter shall not be assignable by you without the prior written consent of the Fund and Lightyear (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, the Fund and Lightyear.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter is the only agreement that has been entered into between us with respect to the subject matter hereof and sets forth the entire understanding of the parties with respect thereto.  This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

          This Commitment Letter is delivered to you on the understanding that this Commitment Letter nor its terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors and, on a confidential basis, those of Lender who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof).

          The compensation, reimbursement, indemnification and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Lightyear’s commitment hereunder.

          If the foregoing correctly sets forth out agreement, please indicate your acceptance of the terms hereof by returning to Lightyear executed counterparts hereof.  The commitments and agreements of the Fund and Lightyear herein will expire at the earlier of (i) 5:00 p.m. on January 31, 2006 in the event Lightyear has not received such executed counterparts, (ii) the completion of the Acquisition without the Borrower’s use of the commitment represented by this Commitment Letter and (iii) the termination of the Letter of Intent.

Very truly yours,

LIGHTYEAR PBI HOLDINGS, LLC

		By:	/s/ Timothy Kacini

		Title:	Authorized Signatory

THE LIGHTYEAR FUND, L.P.

		By:	/s/ Timothy Kacini

		Title:	Authorized Signatory

Accepted and agreed to

As of the date first written above by:

PRIVATE BUSINESS, INC.

By:	/s/ G. Lynn Boggs

Title:	Chief Executive Officer

Exhibit A

Guaranty Agreement

Exhibit B
Terms of Repayment Financing

Companies	•	Private Business, Inc (the “Company”)

Senior Credit Facility	Private Business intends to borrow $18,000,000 in a Senior Credit Facility from Bank of America, N.A. (“Lender”), which borrowing will be comprised of:

• $2,000,000 Revolving Credit Facility (the “Revolver”),
• $10,000,000 term loan facility (“Tranche A”) and
• $6,000,000 term loan facility (“Tranche B”)

Closing Date		• Represents the Closing Date of the Senior Credit Facility, which is currently expected to be Friday, January 21, 2006 but not later than January 31, 2006

Lightyear Guaranty		•

As a condition to extending credit under the Senior Credit Facility, the Lender has required Lightyear to execute and be bound by a Guaranty Agreement with Lender (the “Guaranty Agreement”), pursuant to which Lightyear shall guaranty the Company’s obligations solely with respect to Tranche B

Commitment Fee		• Private Business will pay Lightyear a commitment fee of $45,000 in immediately available funds payable upon the Closing Date

Lightyear Guaranty Obligation		• If the Company is unable to repay the amount due on Tranche B, then upon demand Lightyear is required to make payment in whole or in part to Lender.
• The Company agrees to immediately reimburse Lightyear in full such amounts actually paid by Lightyear to Lender pursuant to the Guaranty Obligation (the “Reimbursement Obligation”).

Lightyear Financing Arrangement with Private Business	In the event Borrower is unable to pay the Reimbursement Obligation for any reason, then Lightyear and Borrower shall enter into a financing arrangement as follows:
	•	Securities: Series D Preferred Shares with Principal Value equal to the Reimbursement Obligation, plus Warrants
	•	Closing Fee: 3.75% of the Reimbursement Obligation
	•	Interest on the Series D Preferred Shares: 10% per annum payable upon redemption
	•	Number of Warrants: 4.9% of the common shares currently outstanding, or 66,045 shares (pro rated to the extent that the Reimbursement Obligation is less than $6.0 million)
	•	Warrant strike price: $0.01
	•	Expiration of the Warrants: 10 years from the date of issuance
	•	Redemption Date of the Series D Preferred Shares: Nine (9) months from the date of issuance thereof

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